UNIVERSITY CONFIDENTIAL AND PROPRIETARY

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT WITH EQUITY

 This License Agreement ("Agreement") is made effective as of April 23, 2021 ("Effective Date") between the Board of Trustees of the University of Illinois, a body corporate and politic of the State of Illinois, "****" ("University"), and Bright Minds Biosciences Inc., a corporation incorporated under the laws of the Province of British Columbia, Canada, having a registered office address at 1500 - 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7 ("Licensee").

Whereas, University and the University of North Carolina ("UNC") (and collectively, the "Universities") have had assigned to them an invention entitled "Discovery of Highly Selective 5-HT2c Receptor Agonists that Show Anti-psychotic Effects with Antagonist Activity at the 5-HT2b Receptor" (internally referenced by the Universities, and referred to herein, as "UIC 2010-081") and an invention entitled "Discovery of Highly Selective 5HT2c Receptor Agonists that show antipsychotic effects with antagonist activity at the 5HT2c Receptor" (internally referenced by the Universities, and referred to herein, as "UNC 10-0075") (collectively, the "Invention"), and collectively hold certain rights to the Patent Rights (defined hereinafter) and the Technical Information (defined hereinafter) described below;

Whereas, both UIC 2010-081 and UNC 10-0075 are administered by University under an Interinstitutional Agreement between University and The University of North Carolina at Chapel Hill, a body corporate and politic of the State of North Carolina, "****" ("UNC") UNC effective January 29, 2010;

Whereas, University is also the sole assignee of invention entitled "Highly Selective 5HT2c Serotonin Receptor Agonists for Treating CNS Disorders" (internally referenced by University, and referred to herein, as "UIC 2015-040");

Whereas, University and UNC, collectively and individually, desire to have the inventions described in UIC 2010-081, UNC 10-0075, and UIC 2015-040 exploited for commercial purposes for the benefit of the public;

Whereas, University and Licensee entered into an option agreement dated May 26, 2020 (the "Option Agreement") pursuant to which University granted to Licensee an exclusive option to obtain an exclusive license to the Patent Rights (defined hereinafter);

Whereas, Licensee wishes to exercise its option pursuant to the Option Agreement to obtain an exclusive license to the Patent Rights and the non-exclusive license to the Technical Information (defined hereinafter) for such commercial purposes;

Therefore, in consideration of the obligations set forth below, University and Licensee hereby agree as follows.

ARTICLE 1 - DEFINITIONS

"Affiliate" means any entity that directly or indirectly controls, is controlled by, or is under common control with Licensee, and is identified in writing to the University.  For purposes of the preceding sentence, "control" means the right to control, or actual control of, the management of the entity, whether by ownership of securities, by voting rights, by agreement or otherwise.  While an entity is entitled to the benefits of an Affiliate under this Agreement for only the period of time the entity qualifies as an Affiliate under this definition, all obligations under this Agreement that accrued to the entity while an Affiliate shall survive until fulfilled even though the entity no longer qualifies as an Affiliate.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

"Confidential Information" means any data, information or material disclosed by one party, the "disclosing party" to the other party, the "receiving party" that is identified in writing as confidential at the time of disclosure or, if disclosed orally or observed, is identified as confidential at the time of disclosure or is summarized in a marked writing within forty-five days of disclosure, and is not information or material that is: (a) already known to receiving party at the time of disclosure as evidenced by receiving party's written records; (b) in the public domain other than through acts or omissions of receiving party, or anyone that accessed the Confidential Information from receiving party; (c) lawfully disclosed without restriction to receiving party by a third party; or (d) independently developed by receiving party without knowledge of or access to the Confidential Information as evidenced by receiving party's written records.

"Equity Rights" means the capital stock and related rights granted to the University by Licensee and its Affiliates and other parties as set forth herein.

"Field" shall have the meaning set forth on Schedule 1.

"including" means including, without limitation.

"License Year" means a year starting January 1 and ending December 31, and to which this Agreement applies.

"Net Sales" means the gross invoice amounts for Product sold, transferred, practiced, performed or otherwise provided by the Licensee in the Territory, less the following deductions, but only to the extent included in the invoiced amount and documented as solely attributable to the Product:

(a) customary trade, quantity or cash discounts and rebates actually given;

(b) refunds, replacements or credits given to purchasers for return of Product; and

 (c) freight and other transportation costs, including insurance charges; and

(d) unreimbursed duties, tariffs, sales and excise taxes actually paid, excluding value-added taxes.

Net Sales on Product provided as part of a non-cash exchange or other than through an arms-length transaction shall mean the amount otherwise would have been invoiced in an arms-length sale of the same or equivalent Product in substantially the same quantity, time and place as the non-cash transfer, and if no such sale as occurred, shall be the fair market value of the transferred Product(s).

"Patent Rights" means: (a) the patents and patent applications listed on Schedule 1;  (b) U.S., PCT and foreign patent applications claiming priority therefrom, including divisions, continuations, and continuations-in-part thereof; (c) patents issuing from any of the foregoing; (d) reissues, renewals, re-examinations, substitutions or extensions thereof; and (e) supplementary protection certificates referencing any of the foregoing, in each case only to the extent of the claimed subject matter that is fully disclosed and enabled by the disclosures in (a) of this definition to satisfy 35 U.S.C. §112.

"Product(s)" means any product or process made available to consumers and businesses by the Licensee in the Territory, and: (a) claimed by the Patent Rights, or whose manufacture, use or  production is claimed by the Patent Rights; (b) the development, manufacture, reproduction, performance, use, sale or importation of which is, incorporates, uses or is derived from any of the Technical Information; or (c) meeting the qualifications of both (a) and (b) of this definition.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

"Royalty Period" means each six (6) month period of a License Year.  The final Royalty Period shall end on the date of termination or expiration of this Agreement.

"Sublicense" means any agreement, however captioned, and regardless of how the conveyances are referred to, or how the parties are referred to therein, in which Licensee directly or indirectly through privity of contract: (a) grants or otherwise conveys any of the rights licensed hereunder; (b) agrees not to assert any of the rights licensed hereunder; (c) has obtained the agreement of the other party thereto not to practice any right licensed hereunder; and/or (d) permits the making, offering for sale, using, selling and/or importing of Product.

"Sublicensee" means any third party, including an Affiliate, to which a Sublicense is conveyed. "Sublicense Revenue" means all remuneration paid to Licensee under a Sublicense, including all up-front license fees, milestone payments, maintenance fees or other sums, and the fair market value of any non-cash payments and/or in kind transfers, but excluding royalties paid by Licensee to University hereunder based on Net Sales by Sublicensees.

"Technical Information" means the information and/or material described on Schedule 1, and if provided in the form of (a) biological or chemical materials, then including all progeny, modifications and/or derivatives of the materials made by or on behalf of Licensee and/or any Sublicensee, or (b) software or other copyrightable work, then including all derivative works made by or on behalf of Licensee and/or any Sublicensee.

"Term" means the period of time from the Effective Date until the later of the date: (a) of the last to expire of the Patent Rights; or (b) expiration of regulatory exclusivity for Product or (c) when Licensee provides notice that use of Technical Information has ceased in accordance with Section 2.1.l

"Territory" shall have the meaning set forth on Schedule 1.

ARTICLE 2 - GRANT OF LICENSE

2.1. Grant.  Subject to the terms and conditions of this Agreement and Licensee's continuing compliance therewith, the Universities (as represented by the University) hereby grant to Licensee, and Licensee hereby accepts from the Universities: (a) an exclusive, non-transferable license, in the Field and the Territory, with the right to sublicense, under the University's rights in and to the Patent Rights to make, have made, construct, have constructed, use, import, sell, and offer for sale royalty-bearing Product; and (b) a non-exclusive, non-transferable license, in the Field and the Territory, with the right to sublicense, under the University's rights in and to the Technical Information to make, have made, construct, have constructed, use, import, offer for sale, and sell royalty-bearing Product.  Within five (5) business days of the Execution Date, the University shall provide Licensee with access to and full disclosure of the data component (Data) of the Technical Information that is licensed to Licensee as of the Effective Date and under the terms of this Agreement.  If the Technical Information includes tangible materials, then such Technical Information is provided in bailment to Licensee solely as permitted in Section 2.1(b), and nothing herein shall be construed as a sale thereof.  Licensee shall notify University when its use and exploitation of the Technical Information cease, and all rights to the Technical Information granted in Section 2.1(b) shall terminate as of the date of such notice.

2.2. Reservations.  Universities reserve all rights, titles and interests not expressly granted in Section 2.1, including the right to practice and have practiced the Patent Rights for teaching, research and public service purposes, and non-profit purposes, and the right to publish any information included in the Patent Rights and Technical Information.  Nothing in this Agreement or a party's performance hereunder shall be construed as conferring, by implication, estoppel or otherwise, upon Licensee, any party in privity with Licensee, or any customer of any of the foregoing, any right, title or interest under any of Universities' intellectual or tangible property right at any time, except for those rights as expressly granted in Section 2.1.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

2.3. Sublicenses.  Subject to the terms and conditions of this Agreement and Licensee's and Sublicensee's continuing compliance therewith, Licensee may in its sole discretion grant Sublicenses provided that each Sublicense: (a) is in writing; (b) is not transferable whether by assignment, delegation, sublicense or otherwise without University's consent; (c) is on terms and conditions that are consistent with and not in conflict with this Agreement and that are no less protective of University's rights than those terms and conditions set forth herein; (d) creates no additional obligation on University; (e) terminates with the termination of this Agreement; and (f) designates University as a third party beneficiary thereunder. Licensee shall be fully responsible to University for any breach of any Sublicense that would constitute a breach of this Agreement if the result of actions or inactions of Licensee hereunder.  For clarity, any Affiliate desiring to exercise any of the rights granted hereunder must enter into a Sublicense.  Licensee will provide University with a copy of each Sublicense, and each amendment, restatement and/or termination thereof, within thirty (30) days of execution, and thereafter in no event any later than five (5) business days following University's request.  Licensee will provide University with a copy of each report received by Licensee from each Sublicensee.

2.4. Federal Funding.  Licensee understands that the Patent Rights or the Technical Information may have been conceived or first actually reduced to practice, or during the Term may be first actually reduced to practice, with funding from the U.S. government.  All rights granted in this Agreement are limited by and subject to the rights of the United States government, including those set forth in 35 U.S.C. §200 et seq. ("Bayh-Dole Act").  Licensee agrees to comply and permit University to comply with the Bayh-Dole Act, including to provide the reporting information required and to substantially manufacture Product and products produced through the use of Product in the United States, unless waived.

ARTICLE 3 - CONSIDERATION

3.1.  Signing Fee.  Within ten (10) business days of the last signature to this Agreement, Licensee shall pay University the amount set forth on Schedule 1 listed as the "Signing Fee", less the amount of Option Fees paid by Licensee to University as set forth on Schedule 1. Licensee shall also issue and sell to University, equity securities, on the price and terms for the number and type of equity securities of Licensee, and rights to acquire equity securities of Licensee, and with such other related rights, preferences and privileges with respect to such equity securities, pursuant to the Equity Rights Agreement executed contemporaneously therewith and attached in Exhibit B.

3.2. Net Sales.  Net Sales accrue with the earlier of invoice or provision of Product, whether by sale, lease, transfer, performance or otherwise.  Within forty-five (45) days after the end of each Royalty Period, Licensee shall pay University royalties on Net Sales accruing in such Royalty Period in the percentages set forth on Schedule 1.  Royalty payments on Net Sales made to University may be credited toward the Annual Minimum for the License Year in which the royalty payment accrues, and only for that License Year.

3.3.   Sublicensee Revenues.  Sublicensee Revenues accrue upon receipt by Licensee.  Within forty-five (45) days of the Sublicensee's payment date to Licensee, Licensee shall pay University royalty on Sublicensee Revenue as set forth on Schedule 1.  Royalty Payments on Sublicensee Revenue made to University may be credited toward the Annual Minimum payment for the License Year that the Sublicensee Revenue royalty payment accrues, and only for that License Year.  Licensee shall not receive Sublicensee Revenue other than in the form of cash payments without written approval from University and agreement with University on the fair market value.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

3.4. Annual Minimums. If total amounts actually paid by Licensee to University under Sections 3.2 and 3.3 for any License Year are less than the amount set forth on Schedule 1 for that License Year (each an "Annual Minimum"), then within forty-five (45) days of the end of the License Year, Licensee shall pay University the amount equal to the shortfall.  If this Agreement expires or terminates for any reason, the Annual Minimum for that License Year shall be reduced pro-rata and due immediately upon such expiration or termination.

3.5. Milestone Payments.  Licensee shall pay University each milestone payment set forth on Schedule 1 within thirty (30) days after the occurrence of the corresponding milestone event.

3.6. Payments and Financial Reports.

(a) All amounts owing to University under this Agreement shall be paid in U.S. dollars, by check or other instrument representing immediately available funds payable to "The University of Illinois," or in a wire transfer sent to an account listed on Schedule 1, if any are listed.  If Licensee or any Sublicensee receives payment in a currency other than U.S. dollars, such currency will be converted directly from the currency in the country of sales origin to U.S. dollars on the date initial payment was made, without intermediate conversions, and payments will be made based on such conversion.  The conversion rate shall be the applicable rate of exchange of Citibank, N.A., in New York, New York, on each day of each month during which revenues are received by Licensee during the Royalty Period.

(b) Payments due to the University under this Agreement, if not paid when due, shall be subject to a late fee of 1.5% per month (or the maximum amount permitted by law if less) of the delinquent amount and a past due penalty of $2.00 per month. In the event Licensee's past due amount is referred for collection, Licensee shall be responsible for all costs of collection incurred by University including attorney fees and court costs.  Licensee hereby acknowledges that University may refer Licensee's past due accounts for collection and authorize legal action for the collection of past due accounts, and Licensee shall be responsible for all reasonable costs of collection incurred by University including reasonable attorney fees and court costs.  The accrual or receipt by University of interest under this Section shall not constitute a waiver by University of any right it may otherwise have to declare a breach of or default under this Agreement and to terminate this Agreement.  Licensee authorizes University and its agents to contact Licensee at any telephone number, wireless communication service and/or email address Licensee provides to the University, using automated telephone dialing systems, artificial or pre-recorded voice or text messages, or personal calls, regarding Licensee's obligation to repay any debt owed to University.  Licensee understands that others may be able to access University's messages and/or emails, and their content, which may include information regarding Licensee's debt.  The accrual or receipt by University of late payments and interest shall not waive any right or remedy University may otherwise have, including to terminate this Agreement in accordance with Section 6.2.

(c) Licensee shall promptly notify University of Sublicensee Revenue that has accrued.  In addition, Licensee shall deliver to University a true and complete accounting within forty-five (45) days after the end of each Royalty Period, including the final Royalty Period showing all amounts that have accrued to University during the Royalty Period, the calculation of such amounts on a Product-by-Product basis as set forth on Exhibit A.  If no payments are due in a Royalty Period, then Licensee shall submit a report to University so stating.

3.7. Records.  Licensee shall keep, and shall cause each Sublicensee to keep, complete, continuous and accurate records in sufficient and customary detail such that the calculations and payment amounts  may be verified.  During the Term and for a period of five (5) years following the expiration or termination of this Agreement, Licensee shall permit, and shall ensure each Sublicensee shall permit, University and/or its representative to audit and copy their respective books and records regarding any obligation under Article 3, during normal business hours.  The examinations shall be made at University's expense, unless the examination shows a shortage of five percent (5%) or more in the amount of payments made to University prior to notice of the audit, in which case, Licensee shall reimburse University for all costs and expenses, including attorneys' or professionals fees incurred in connection therewith.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

3.8. Diligence.

(a) Licensee shall bring or require its Sublicensees to bring Products to market within the Field and throughout the Territory, and develop such markets through a thorough, vigorous and diligent program for the commercial exploitation of the Patent Rights and Technical Information.  In partial satisfaction of its obligations to bring Products to market, Licensee shall achieve the development events by the corresponding dates as set forth in Schedule 1, and shall promptly notify University upon the achievement of each development event, identify whether the Licensee or which of its Sublicensees are responsible for such achievement, and provide the actual date of such achievement.

(b) If University provides information to Licensee demonstrating: (i) potential feasibility of a particular Product or use in the Field; or (ii) that a third party desires the right to develop, manufacture or sell a particular Product or a particular use in the Field; and Licensee does not provide to University evidence that such Product or use is being diligently developed, manufactured or sold by Licensee or one of its Sublicensees, then Licensee shall promptly commence development of such Product or use, or Sublicense such third party the right to the particular Product or use.

ARTICLE 4 - IP MANAGEMENT

4.1. Responsibility.  University shall be responsible for filing, prosecuting, defending and maintaining the Patent Rights and the Technical Information in its sole discretion.  Provided that Licensee pays all patent costs in accordance with Section 4.2, University shall provide, or instruct its patent counsel to provide, Licensee with copies of all official actions and other communications received from or submitted to the United States Patent and Trademark Office (and corresponding foreign authorities) with respect to the Patent Rights in the Field and Territory.  Provided Licensee is not in breach of this Agreement, University shall reasonably consider Licensee's advice and comments regarding prosecution strategy for Patent Rights.  University shall not willfully abandon patent rights in situations where Licensee has already prepaid the full costs of patent prosecution and delivered written instructions to that effect. Licensee shall cooperate fully with University's counsel to prosecute and maintain the Patent Rights.

4.2. Patent Costs.  Within thirty (30) days of Licensee's receipt of each invoice, unless agreed to otherwise in writing by the University, Licensee shall reimburse University for all documented costs and expenses, including attorneys' fees, whether incurred before, on or after the Effective Date in connection with the Patent Rights, including the preparation, filing, prosecution, maintenance and defense thereof.  From time to time, the anticipated costs and expenses may be significant, including when nationalizing and paying annuities, or Licensee may have been or be in arrears, and in either case Licensee shall, upon request, pay to University estimated costs and expenses in advance of such costs and expenses being incurred.

4.3. Discontinuation of Support. If Licensee desires to stop paying future costs or expenses associated with the filing or prosecution of any patent application, or maintenance or defense of any patent, within the Patent Rights, then it shall give prompt written notice to University prior to University incurring such costs or expenses, and all of Licensee's rights in and to such Patent Rights shall terminate upon University's receipt of such notice.  If Licensee does not provide University with notice at least thirty (30) days prior to the date on which the cost or expense may be incurred, then Licensee shall remain responsible therefor.  If University, acting in reliance on such notice, ceases to file or prosecute such patent application or maintain or defend such patent of the Patent Rights, then Licensee and/or Sublicensee shall not sell any product or practice any processes that would have been covered by the claims of that patent application or patent unless Licensee pays royalties on Net Sales in that country at the royalty rate set for Net Sales of Product defined under subsection (b) of the definition of Product.  For clarity, in addition to and not in lieu of any other rights and remedies, any patent or patent application within the Patent Rights for which Licensee fails to pay any invoice pursuant to Section 4.2  shall be unilaterally removed from the Patent Rights along with all Patent Rights arising from such patent application or patent after the date of exclusion without further obligation to Licensee, and may be freely licensed by University to others.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

4.4. Patent Term Extension.  On a country-by-country basis, the parties shall cooperate in selecting the patent within the Patent Rights for which to seek term extension, and as applicable, the Product for which to reference in a supplementary protection certificate, in accordance with the applicable laws of each country where there are Patent Rights.  Each party agrees to execute any documents and to take any additional actions as the other party may reasonably request in connection therewith.

4.5. Marking.  Licensee shall ensure all Product are marked with the: (a) Patent Rights in a manner provided for under applicable patent laws; and (b) Field and Territory restrictions, including in a manner sufficient to prevent any implied license.

4.6. Enforcement.

(a) If Licensee becomes aware of the infringement of any patent under the Patent Rights, it shall immediately notify University, and provide any available evidence of such infringement lawfully in its possession or that of its Sublicensees.  Licensee shall have the first right to abate the alleged infringement in the Field, provided that Licensee has standing to bring an action asserting the Patent Rights without joining University, and evidences to University that it has sufficient resources to incur all associated costs and expenses.  Licensee may enforce the Patent Rights against the infringer in the Field by appropriate legal proceedings, provided that Licensee employs counsel reasonably satisfactory to University, informs University of all developments in such proceedings, and provides University with all correspondence between it and the infringer including pleadings related to any such action.  Nothing in this Agreement is a waiver of sovereign immunity.  Should University elect to join in any abatement activity or enforcement proceeding it shall do so in its sole discretion, with the right to be represented by counsel of its selection.  Licensee shall not have any right to surrender or compromise the Patent Rights, to admit the fault of University, its counsel or any inventor on the Patent Rights, to create an obligation on University, or to grant any infringer any rights under the Patent Rights other than a Sublicense subject to the conditions which would apply to the grant of any other Sublicense.

(b) Licensee shall be responsible for all costs and expenses of any abatement and/or enforcement activities, including legal proceedings, which Licensee initiates, including paying all costs and expenses that University incurs in connection with any abatement activity and/or enforcement proceedings.  Recoveries collected by Licensee shall be paid (i) first, to Licensee in the amount of all documented and reasonable out-of-pocket costs and expenses incurred by Licensee in such action, (ii) then to University to reimburse University for any of its documented and reasonable out-of-pocket costs and expenses incurred that have not been previously reimbursed by Licensee, and (iii) the remainder, if any, shall be divided 60% to Licensee and 40% to University, unless such amount is less than the amount due if the payment is treated as Sublicense Revenue, in which case the payment shall be treated as Sublicense Revenue.

(c) If Licensee elects not to abate any alleged infringement or to enforce the Patent Rights, then it shall so notify University in writing.  Upon receipt of such notice, or in the event Licensee fails to abate or enforce the Patent Rights regarding such alleged infringer within ninety (90) days of notice of the alleged infringement, University may, in its sole discretion, and at its own expense, take steps to abate the alleged infringement and/or enforce any Patent Rights, to control, settle, and defend such suit, and to recover for its own account any damages, awards or settlements.  Licensee shall reasonably cooperate in any such actions, including being joined as a party in such action upon University's written request.

4.7  No Challenge. Licensee shall not (a) attempt to challenge the validity or enforceability of the Patent Rights; or (b) directly or indirectly, knowingly assist any third party in an attempt to challenge the validity or enforceability of the Patent Rights except to comply with any court order or subpoena.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

ARTICLE 5 - REPRESENTATIONS AND INDEMNIFICATION

5.1. University's Limited Representation.  As  state entities, University and UNC are not permitted to make any warranties. However, University hereby represents solely that it has the right, power and authority to enter into this Agreement.  In addition, University hereby represents and warrants that has the authority to act on behalf of UNC for the purposes of this Agreement, and at Licensee's request shall provide Licensee with a copy of the arrangement evidencing University's authority to act on behalf of UNC for the purposes of this Agreement.  Furthermore, University hereby represents and warrants that it has the authority to enter into this Agreement on behalf of UNC.  The Patent Rights and Technical Information are provided "AS IS; WHERE IS."  EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 5.1, UNIVERSITIES DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS STATUTORY, IMPLIED OR OTHERWISE, INCLUDING RELATING TO PERFORMANCE, MARKETABILITY, TITLE OR OTHERWISE IN ANY RESPECT RELATED TO THE PATENT RIGHTS, TECHNICAL INFORMATION OR PRODUCT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS, REGARDING THE MAKING, USING OR SELLING OR OTHER DISTRIBUTION OF PRODUCT BY ANY PERSON OR ENTITY, THE VALIDITY, SCOPE, ENFORCEABILITY OR PATENTABILITY OF ANY OF THE PATENT RIGHTS, THE ACCURACY OF ANY INFORMATION PROVIDED OR THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY OF THE PATENT RIGHTS, TECHNICAL INFORMATION OR PRODUCT.

5.2 Licensee Representations.  Licensee represents and warrants that: (a) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute, deliver and perform this valid and binding agreement in accordance with the terms and conditions herein; (b) it and all Sublicensees shall comply with all court orders and applicable international, national, or local laws and/or regulations in its performance under this Agreement, including export control laws and HIPPA; (c) it shall diligently pursue the development, manufacture, and sale of Product in the Field and the Territory throughout the Term and comply with the terms and conditions herein; (d) it now maintains and shall continue to maintain throughout the Term and beyond insurance coverage in accordance with Section 5.5; and (e) it is and shall be at all times during the Term a valid legal entity existing under the law of its state of formation with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.

5.3. Limitation of Liability.  In no event shall University, UNC nor their Affiliates including their respective trustees, directors, officers, faculty, staff, students, employees, independent contractors or agents (collectively, the "Representatives"), be responsible or liable for any indirect, special, punitive, incidental, exemplary or consequential damages, loss of use or lost profits regardless of legal theory or whether advised of the possibility of such damage.  Licensee shall not, and shall require that its Sublicensees do not, imply or make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever that are inconsistent with this Article 5.

5.4. Indemnification. Licensee, on behalf of itself and Sublicensees, assumes the entire risk and responsibility for the safety, efficacy, performance, design, marketability, title and quality of all Product.  None of the Universities, their Affiliates or any of their respective Representatives (each an "Indemnified Person") shall have any liability or responsibility whatsoever to Licensee or any Sublicensee or any other person or entity for or on account of (and Licensee agrees and shall cause each of its Sublicensees to agree not to assert any claim against any Indemnified Person in connection with) any injury, loss, or damage of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon, Licensee, any of its Sublicensees, or any other person or entity, whether direct, indirect, special, punitive, incidental, consequential or otherwise arising under any legal theory, including attorneys' fees, and Licensee shall indemnify and hold each Indemnified Person harmless from and against all claims, demands, losses, damages or penalties, including attorneys' fees, arising out of or in connection with or relating to: (a) Licensee's breach of this Agreement and/or Sublicensees' breach of their respective agreements pertaining to the subject matter of this Agreement; (b) the exercise of any right granted, including when resulting in the exhaustion of Universities' rights in patents other than the Patent Rights as licensed; (c) the advertising, promotion, marking, manufacture, sale, offer for sale, importation, exportation or use of Product, and related product liability therefrom; (d) any act or omission of negligence or willful misconduct by Licensee, and/or Sublicensees, relating to this Agreement; and/or (e) the death of or injury to person(s) or property damage relating to the subject matter of this Agreement; except to the extent of such losses that are attributable to any one or both of the Universities' breach of this Agreement, negligence or willful malfeasance.  Licensee shall not settle or compromise any claim or allegation subject to indemnification hereunder in a manner that imposes any material obligation on, or makes any admission of fault by, any Indemnified Person (including compromising the validity or enforceability of Patent Rights and/or Technical Information).

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

5.5. Insurance.  Licensee shall obtain and carry in full force and effect, and shall cause its Sublicensees to obtain and carry in full force and effect,  insurance with the coverages and limits as are reasonably adequate to ensure that Licensee can meet its obligations to Universities under this Agreement, including pursuant to this Article 5, the nature and extent of which insurance shall be commensurate with usual and customary industry practices for similarly situated companies, but in any event not less than the amounts set forth on Schedule 1.  Such insurance will be written by a reputable insurance company reasonably acceptable to the University, will name the Universities as an additional insured under all general liability and product liability policies, and shall require thirty (30) days written notice to be given to University prior to any cancellation, endorsement or other change.  Licensee will provide University, for itself and on behalf of any Sublicensee, with appropriate certificates of insurance from time to time as requested by University reflecting the obligations of Licensee pursuant to this Section 5.5.

ARTICLE 6 - TERM AND TERMINATION

6.1. Term.  Unless terminated earlier under Sections 6.2 or 6.3, this Agreement shall expire at the end of the Term.

6.2. University Right to Terminate.  University shall have the right (without prejudice to any of its other rights or remedies conferred on it by this Agreement or otherwise) to terminate this Agreement if Licensee:

(a) fails to pay any amount, provide any other consideration, or make any report when required to be made pursuant to this Agreement, and Licensee does not cure such failure within ninety (90) days after notice thereof by University;

(b) is in breach of any provision of this Agreement not covered by Section 6.2(a), including failing to meet any requirement under Section 3.8 of this Agreement, and Licensee fails to remedy any such breach within forty-five (45) days after notice thereof by University;

(c) is in breach of any obligations that Licensee has to University under any other agreement between Licensee and University, including the Equity Rights Agreement and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by University (the "90 day time-frame").  Notwithstanding the foregoing sentence, should Licensee be aware that it is unable to remedy said breach or default within said 90 day time-frame, Licensee shall have the option of providing written notice of the same to the University no later than 15 days from the expiry of said 90 day time-frame.  Should Licensee exercise said option, then Licensee and the University shall negotiate in good faith to determine an appropriate extension to said 90 day time-frame;

(c) makes any materially false report, and such termination shall be upon written notice to Licensee;

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

(d) to the extent not prohibited by applicable law commences a voluntary case as a debtor under the Bankruptcy Code of the United States or any successor statute (the "Bankruptcy Code"), or if an involuntary case is commenced against Licensee under the Bankruptcy Code, or if an order for relief shall be entered in such case, or if the same or any similar circumstance shall occur under the laws of any foreign jurisdiction; and/or

(e)  takes any action that purports to cause or causes any of the Patent Rights or Technical Information to be subject to any lien or encumbrance, and such termination shall be upon written notice to Licensee.

6.3. Licensee Right to Terminate.  Licensee may terminate this Agreement at any time on written notice to University at least ninety (90) days prior to the termination date specified in the notice and the notice shall include Licensee's reason for such termination.

 6.4. Effect of Expiration or Termination. Upon the expiration or termination of this Agreement, all rights granted herein shall automatically revert to University.  Unless this Agreement expires, Licensee shall immediately cease and cause its Sublicensees to immediately cease practicing the Patent Rights and Technical Information, and Licensee shall return to University or destroy, as University directs, all of University's Technical Information. Notwithstanding the expiration or termination of this Agreement, neither party is relieved of its rights and obligations that have previously accrued.  Terms and conditions of this Agreement that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement, including: (i) Licensee's obligation to pay any fees accrued or perform obligations remaining unpaid or unperformed under the terms of this Agreement prior to such termination (including the delivery and continuing benefits, if any, under the Equity Rights Agreement); and (ii) Licensee's obligations under Sections 3.4, 3.6, 3.7, 4.2, 4.7 and, to the extent proceedings have been initiated, Section 4.6, Article 5, this Section 6.4 and Article 7.

ARTICLE 7 - MISCELLANEOUS

7.1. Assignment or Change of Control.

(a) This Agreement shall not be assigned or transferred by Licensee without the prior written consent of University except in the event of the sale of all or substantially all the assets of Licensee.  In the event UNC and University agree to assign this Agreement, University may assign or transfer this Agreement, the Patent Rights, Technical Information and/or its obligations and/or benefits hereunder without the consent of Licensee, but only in the circumstance where such assignment or transfer is made in favor of a successor of the University or another academic institution physically located in the United States or a United States government entity or a legal entity that is wholly owned and operated by a United States government entity (each, a "Permitted Assignee"), such Permitted Assignee being bound by the terms of this Agreement.  In all other circumstances, University may assign or transfer this Agreement, the Patent Rights, Technical Information and/or its obligations and/or benefits hereunder to any third party, contingent upon University having provided  Licensee with reasonable notification and a bona fide opportunity to tender a competing bid to acquire the Patent Rights and Technical Information from University.  Any conveyance inconsistent with the terms and conditions of this Agreement shall be null and void.  This Agreement shall be binding on the parties and their respective successors and assigns and inure to the benefit of the parties and their respective permitted successors and assigns.  Notwithstanding anything to the contrary in this Agreement, this Agreement cannot be assumed or assigned by Licensee, any trustee acting on behalf of the assets of Licensee, or otherwise including in connection with Licensee's insolvency, liquidation, appointment over any assets related to this Agreement, voluntary or involuntary arrangement with any of its creditors, ceasing to carry on its business or any similar event under the law of any foreign jurisdictions, unless such assignee provides evidence satisfactory to University that such assignee has the capability to perform as required by this Agreement.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

7.2. Participation Rights.  This clause shall only apply if Licensee is reorganized as a private entity and not traded publicly.  If Licensee proposes to sell any equity securities or securities that are convertible into equity securities of the Licensee, then the University and/or its Assignee (as defined below) will have the right to purchase up to 10% of the securities issued in each offering on the same terms and conditions as are offered to the other purchasers in each such financing.  Licensee shall provide fifteen (15) days advanced notice of each such financing, including reasonable detail regarding the terms and purchasers in the financing.  As used in this Section 7.2, the term "Assignee" means (a) any entity to which the University's participation rights under this section have been assigned either by the University or another entity, or (b) any entity that is controlled by the University.

7.3.  No Third Party Beneficiaries.  The representations, warranties, covenants and undertakings contained in this Agreement are for the sole benefit of the parties and their permitted successors and assigns and shall not be construed as conferring any rights on any third party.

7.4. Notices.  All notices required or desired to be given under this Agreement, and all payments to be made to University under this Agreement, shall be delivered to the parties at the addresses set forth on Schedule 1, as may be amended unilaterally upon notice in compliance with this provision.  Notices may be given by hand or by a nationally recognized overnight delivery service.  The date of personal delivery or one day after the date of deposit with the overnight delivery service for next business day delivery, as the case may be, shall be the date the notice is deemed delivered under this Agreement.

7.5. Severability.  The provisions of this Agreement are severable, and if any provision is determined to be invalid or unenforceable in a given jurisdiction, such invalidity or non-enforceability shall not in any way affect the validity and enforceability of the remaining provisions or the validity or enforceability of those provisions in any other jurisdiction.  Any invalid or unenforceable provision will be reformed promptly by the parties to effectuate their intent as evidenced on the Effective Date.

7.6. Governing Law and Venue.  This Agreement is governed and interpreted under the laws of the state of Illinois, excluding any conflict of laws provisions, and Licensee: (a) consents to avail itself of the courts located within the state of Illinois and submits to the jurisdiction of any local, state or federal court located within the state of Illinois; (b) shall not bring any action or claim against University in any other jurisdiction; (c) shall require that its Affiliates and Sublicensees agree not to bring any action or claim against University in any other jurisdiction; and (d) consents to delivery and service of process by means of the notice provisions established in this Agreement.  Nothing in this Agreement shall be construed as a waiver of sovereign immunity by or on behalf of University.

7.7. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.  The parties agree that duplicated, electronic, or facsimile signatures shall be deemed original for all purposes.

7.8. Relationship of Parties.  There is no relationship of principal to agent, master to servant, employer to employee, or franchiser to franchisee or joint venture or partnership between the parties created by this Agreement.  Neither party has the authority on behalf of the other to bind the other or incur any obligation.

 7.9. Headings.  The headings of the articles, sections, subsections, and paragraphs of this Agreement including in Exhibits and the Schedule have been added for convenience only and shall not affect the interpretation or construction of this Agreement in any manner.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

7.10. Advertising.  Licensee shall not use, and shall cause its Sublicensees to not use, the names or trademarks of Universities or their Representatives any adaptation thereof, including any commercial activity, marketing, advertising or sales brochures without the prior written consent of Universities in each instance, which consent may be granted or withheld at Universities' sole and complete discretion.  Notwithstanding the foregoing, Licensee may use the name of Universities in a factual manner in: (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee or entering into commercial contracts with third parties, but in such case only to the extent necessary to inform a reader that the Patent Rights and Technical Information have been licensed by Licensee from University, or to inform a reader of the identity and published credentials of the University faculty members listed as inventors of the Patent Rights and Technical Information; and (b) any securities reports required to be filed with the Securities and Exchange Commission.

7.11. Conflicts.  Licensee acknowledges and agrees that it will use reasonable efforts to avoid potential conflicts of interest between the University and University employees who may also be employees, consultants, shareholders or directors of Licensee. Licensee agrees to cooperate with University with respect to the University of Illinois Policy on Conflicts of Commitment and Interest, available at http://www.research.uiuc.edu/coi/index.asp, and to work constructively with University to manage and mitigate any conflicts that may arise in the course of this and related agreements between it and University.

7.12. Confidentiality.

(a) Subject to Section 7.12(c), Licensee agrees to maintain, and shall cause its Sublicensees to maintain, Schedule 1, Technical Information, and all Confidential Information provided by or on behalf of University hereunder in confidence, and only use Confidential Information as required and permitted by Section 2.1(b). Licensee may disclose Confidential Information to potential Sublicensees or investors, provided that Licensee shall first obtain from the intended recipient(s) a valid and binding confidentiality agreement which is at least as protective of the Confidential Information as the confidentiality agreement Licensee employs to protect its own proprietary and confidential information, which shall reflect no less than those restrictions on Licensee herein. Licensee shall take, and shall cause its Sublicensees to take, such actions as the University may reasonably request from time to time to safeguard the confidentiality of Confidential Information.

(b) Subject to Section 7.12(c), University agrees to maintain Confidential Information if provided by Licensee to the individual identified in Schedule 1 as entitled to accept notices on behalf of the University, and to use such Confidential Information solely in relation to this Agreement and for any reporting required hereon or regarding Section 2.4.

(c) If receiving party is required by law, regulation, or court order to disclose any of the Confidential Information, then it may do so provided that it had promptly notified disclosing party, and discloses only such Confidential Information as is legally required.  Licensee acknowledges that University is subject to compliance with requests made under the Freedom of Information Act.

(d) Given the nature of the University's Confidential Information licensed hereunder and the competitive damage that would result to University upon unauthorized disclosure or use thereof, the parties hereby agree that monetary damages may not be sufficient remedy for any breach of this Section 7.11, and, therefore, in addition to and not in lieu of any other rights or remedies, University may seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 7.12 without showing actual monetary damages in connection with such remedy.

(e) The parties may have entered into one or more confidentiality agreements with respect to some or all of the Confidential Information (collectively, the "Confidentiality Agreements") and agree that as of the Effective Date, the Confidentiality Agreements are terminated and this Agreement shall govern the disclosure and use of Confidential Information.  Any Confidential Information provided under the Confidentiality Agreements will be treated as a disclosure made under this Agreement.

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

7.13. Third Party Beneficiary. University and Licensee acknowledge and agree that UNC shall be a third party beneficiary to this Agreement and shall have the right to enforce the provisions as stipulated under an Interinstitutional Agreement between UIC and UNC  made effective on January 29, 2010.

7.14. Entire Agreement, Amendment and Waiver.  The Schedule and Exhibits are attached hereto and incorporated herein by reference. This Agreement, including all Exhibits and the Schedule, and any agreements between the parties referenced herein, contain the entire understanding of the parties with respect to the subject matter of this Agreement and supersede any and all prior written or oral discussions, arrangements, courses of conduct or agreements.  Except as expressly stated herein, this Agreement may be amended only by an instrument in writing duly executed by the parties.  The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.  The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver, or excuse a similar or subsequent failure to perform any such term or condition.

IN WITNESS WHEREOF, the parties hereto have caused this valid and binding agreement to be executed by their respective duly authorized officers or representatives on the date indicated below.

THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ILLINOIS, on behalf of the Universities.	Bright Minds Biosciences Inc.
By: "Avijit Ghosh"	By: "Ian McDonald"
Name: Avijit Ghosh, Comptroller	Name: Ian McDonald

By:"Suseelan Pookote"
Name: Suseelan Pookote, Director, UIC-OTM

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

Schedule 1 to Exclusive License Agreement

ARTICLE 1 DEFINITIONS

Tech ID Title  Table 1 "Patent Rights"

Tech ID Title	Comments
2010-081	Title: Discovery of Highly Selective 5-HT2c Receptor Agonists that Show Anti-psychotic Effects with Antagonist Activity at the 5-HT2b Receptor
Patents: US 8,492,591 US 8,754,132 US 61/301,441 AU 2011212930 CA 2788416 EP 2531485 JP 5810099
2015-040	Title: Highly Selective 5HT2c Serotonin Receptor Agonists for Treating CNS Disorders
Patents: HK, 18111285.1 CN 201680019398.0 US 10,407,381 EP 16703034.4

"****"

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

"****"

UNIVERSITY CONFIDENTIAL AND PROPRIETARY

"****"

Exhibit A to Exclusive License Agreement

Royalty Period _______, ____ to ________, ____

Information from Licensee per Product:

1. Product name, number and description, and applicable Patent Rights and/or Technical Information

2. Units of Product sold, transferred, practiced, performed or otherwise provided and in which country

3. Units of Product provided as part of non-case exchange or other than through an arms-length transaction

4.   Gross invoice amount for Product

5. Application of foreign currency conversion rate, shown for each currency received for Product

6. Calculation of Net Sales, including deductions

7. Royalty rates

8. Total royalty payment amount

9. Sublicensee Revenue accrued in Royalty Period

10. Calculation of Annual Minimum owed

11. Milestone Payments made during Royalty Period with specific reference to Milestones Event listed on Schedule 1

Information per Sublicensee shall include the above plus:

1. Name and address of each Sublicensee:

2. Total amounts reported above, with respect to each Sublicensee

Exhibit B

EQUITY RIGHTS AGREEMENT

This Equity Rights Agreement (the "Agreement") is entered into as of April 23, 2021 (the "Effective Date") by and between Bright Minds Biosciences Inc. a company incorporated pursuant to the laws of the Province of British Columbia (the "Company") and the Board of Trustees of the University of Illinois (the "University").  Pursuant to that certain Exclusive License Agreement with Equity dated as of the date hereof (the "License Agreement"), the Company and the University hereby agree as follows:

DELIVERY OF SHARES.

As soon as practicable following the execution of this Agreement, the Company will cause to be issued to the  University 63,000 common shares (the "Payment Shares") in the capital of the Company (the "Common Shares"), on a fully-paid and non-assessable basis, representing zero point three-eight percent (0.38%) of the Common Shares on a fully-diluted basis (which percentage, for greater certainty, is calculated with reference to all Common Shares and all rights to acquire Common Shares issued and outstanding as of the date hereof), to be issued at a deemed issue price equal to the closing market price of the Payment Shares on the Canadian Securities Exchange on the day prior to execution of this Agreement.

1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the University that, as of the Effective Date, and except as set forth in any Disclosure Schedule attached hereto and made a part hereof:

a. Organization, Qualifications and Corporate Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified does not have a material adverse effect on the Company's business or financial condition.  The Company has provided the University with a true, correct and complete copy of the Company's Certificate of Incorporation and Articles and any amendments thereto.  The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform this Agreement, and to issue, sell and deliver the Payment Shares pursuant to the License Agreement.

b. Authorization of Agreements, Etc.  The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and under the License Agreement, and the issuance, sale and delivery of the Payment Shares have been duly authorized by all requisite corporate action and will not (i) violate any provision of law, any order of any court or other agency of government, or the terms of the Notice of Articles or the Articles of the Company, or (ii) violate any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (iv) result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

c. Due Authorization.  The Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable shares and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company, except for transfer restrictions imposed by applicable securities laws.

d. Validity.  This Agreement has been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with its terms.

e. Capital Stock.  Immediately prior to the Effective Date the Company has 9,823,361 Shares outstanding and 6,899,204 Shares reserved for issuance in accordance with the Company's convertible securities.  The Company has no other authorized or outstanding class or series of capital stock, and has not issued, and does not have any commitments to issue, any securities exchangeable for or convertible into the Company's capital stock.  The statutory designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Articles of the Company.  All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.

f. Governmental Approvals.  No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, or the issuance, sale and delivery of the Payment Shares, other than filings pursuant to applicable securities laws and the policies of the Canadian Securities Exchange (all of which filings have will be made by the Company on a timely basis) in connection with the sale of the Payment Shares.

g. Offering of the Payment Shares.  Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Payment Shares has offered the Payment Shares or any such similar security for sale to, or solicited any offer to buy the Payment Shares or any such similar security from, or otherwise approached or negotiated with respect thereto with, any person or persons so as to subject the offering, issuance or sale of the Payment Shares to the registration provisions of the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any applicable U.S. state securities laws.

h. Reporting Issuer.  The Company is a reporting issuer under the securities legislation of British Columbia, Alberta, Manitoba and Ontario, and is not in default of its obligations to file periodic reports and other documents with the Canadian Securities Administrators in those jurisdictions pursuant to National Instrument 51-102 - Continuous Disclosure Obligations.

i. Foreign Private Issuer.  The Company is a "foreign private issuer", as defined in Rule 405 under the U.S. Securities Act and Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), and is not subject to any filing obligations under section 13(a) or section 15(d) of the U.S. Exchange Act and the rules promulgated thereunder.  Further, none of the Company or any of its predecessors or affiliates: (i) has had the registration of a class of securities under the U.S. Exchange Act revoked by the United States Securities and Exchange Commission pursuant to Section 12(j) of the U.S. Exchange Act and any rules or regulations promulgated thereunder; nor (ii) has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining that person for failure to comply with Rule 503 of Regulation D under the U.S. Securities Act.

j. United States Investment Company Act of 1940.  The Company is not registered, and will not be as a result of the transaction contemplated by the License Agreement required to be registered, an "investment company" pursuant to the provisions of the United States Investment Company Act of 1940, as amended.

2. SECURITIES LAW MATTERS

a.  For the purposes of this Agreement:

i. "Regulation S" means Regulation S under the U.S. Securities Act;

ii. "United States" or "U.S." means, as the context requires, the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

iii. "U.S. Accredited Investor" means an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act; and

iv. "U.S. Person" has the meaning ascribed thereto in Rule 902(k) of Regulation S under the U.S. Securities Act (the definition of which includes, but is not limited to, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any partnership or corporation organized outside of the United States by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized, or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts, and (iv) any estate or trust of which any executor or administrator or trustee is a U.S. Person).

b.  The University represents and warrants to, and covenants with, the Company (on the University's own behalf and on behalf of the University of North Carolina at Chapel Hill, a body corporate and politic of the State of North Carolina, 109 Church Street, Chapel Hill, North Carolina, 27516 ("UNC"),  for whom the University is contracting hereunder to the extent and for the purposes contemplated by that certain Interinstitutional Agreement between the University and UNC effective January 29, 2010) that each of the University and UNC:

i. is a U.S. Accredited Investor; and

ii. has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Payment Shares, and is able to bear the economic risk of loss of the investment.

c. The University acknowledges and agrees (on the University's own behalf and on behalf of UNC) that:

i.  the Payment Shares have not been and, except as contemplated by this Agreement, will not be registered under the U.S. Securities Act or under the securities laws of any state of the United States, and may not be offered or sold within the United States, or to or for the account or benefit of any person in the United States or any U.S. Person, absent an exemption from the registration requirements of the U.S. Securities Act and applicable U.S. state securities laws;

ii.  the offer and sale of the Payment Shares by the Company to the University contemplated by the License Agreement and this Agreement will be effected in reliance on an exemption from registration under the U.S. Securities Act contained in Section 4(a)(2) thereof and available exemptions from the registration and qualification requirements of applicable U.S. state securities laws;

iii. the University not be acquiring the Payment Shares as a result of any form of "general solicitation" or "general advertising" (as such terms are defined in Regulation D under the U.S. Securities Act) including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media (including any press release of the Company) or broadcast over the Internet, radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

iv. the Payment Shares are "restricted securities" as that term is defined in Rule 144(a)(3) of the U.S. Securities Act, and may not be offered, sold, exchanged, mortgaged, pledged,  hypothecated or otherwise transferred, directly or indirectly, unless:

A. the sale is to the Company;

B. the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S and in compliance with applicable local laws and regulations;

C. the sale is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in compliance with any applicable U.S. state securities laws;

D. the Payment Shares are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and the University has prior to such sale furnished to the Company an opinion of counsel reasonably satisfactory to the Company, stating that such sale is exempt from the registration and prospectus delivery requirements of the U.S. Securities Act and any applicable U.S. state securities laws; or

E. pursuant to an effective registration statement under the U.S. Securities Act;

v. it will not be acquiring the Payment Shares as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S) in the United States in respect of the Payment Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Payment Shares;

vi. the Company may make a notation on its records, or give instructions to the registrar and transfer agent for the Company's common shares, in order to implement the restrictions on transfer set forth and described herein;

vii. the University has received or has had full access to all the information that the University considers necessary or appropriate to make an informed investment decision with respect to the Payment Shares, including, without limitation, access to the Company's public reports filed on the System for Electronic Data Analysis and Retrieval at http://www.sedar.com;

viii. the University has had an opportunity to ask questions and receive answers from the Company regarding the Company's business, management and financial affairs, and the terms and conditions of the offer, sale and issuance of the Payment Shares, and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the University or to which the University has had access;

ix no agency, governmental authority, regulatory body, stock exchange or other entity (including, without limitation, the United States Securities and Exchange Commission or any state securities commission) has made any finding or determination as to the merit of investment in, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, any of the Payment Shares;

x understands and acknowledges that (A) if the Company is deemed to have been at any time previously an issuer with no or nominal operations and no or nominal assets other than cash and cash equivalents, Rule 144 under the U.S. Securities Act may not be available for resales of the Payment Shares, and (B) the Company is not obligated to make Rule 144 under the U.S. Securities Act available for resales of such Payment Shares; and

(p) understands and agrees that there may be material tax consequences to the University and UNC of an acquisition, disposition or exercise of any of the Payment Shares; the Company gives no opinion and makes no representation with respect to the tax consequences to the University and/or UNC under United States, state, local or foreign tax law of the University's acquisition or disposition of such Payment Shares; in particular, no determination has been made whether the Company will be a "passive foreign investment company" within the meaning of Section 1297 of the United States Internal Revenue Code.

3. REGISTRATION RIGHTS

a. Piggyback Registration.  Should the Company complete an initial public offering or other going public transaction in the United States resulting in the registration of any Common Shares under the U.S. Securities Act, the University shall be entitled to have its Payment Shares registered at the same time the Company registers Common Shares for its own or another's account under the U.S. Securities Act.  If such registration relates to an underwritten offering of the Company's Common Shares and if, in the good faith judgment of the managing underwriter of such offering, the inclusion of the Payment Shares would interfere with the successful marketing of the Common Shares offered by the Company and/or others, the number of Payment Shares included in such registration may be reduced.  Any reduction will be applied to each shareholder exercising registration rights in proportion to the number of Common Shares such holder proposed to include in such registration; provided, further, that if there are reduction requirements contained in an agreement or agreements between the Company and any shareholders of the Company, then the University shall be subject to no more restrictive provisions than those which are applicable to any holder of more than one percent (1%) of the Common Shares.  The Company shall give the University at least fifteen (15) days prior written notice of its intention to allow piggyback registration to the University.  The Company shall pay all expenses related to such registration, including all registration, filing, qualification, printer's and Company attorney and accounting fees, but excluding underwriter commissions and discounts.

b. Limitation on Piggyback Registrations.  Notwithstanding the foregoing, the Company shall not be obligated to register any of the Payment Shares held by the University in a registration by the Company relating to any merger, acquisition, exchange offer, employee benefit plan of the Company, dividend reinvestment plan of the Company or a registration on any form which does not include substantially the same information as would be required to register the Payment Shares held by the University.

4. LEGENDING OF SHARES

a. The University acknowledges that the Payment Shares will be subject to resale restrictions contained in securities laws applicable to the Company and the University (and any beneficial purchaser for which the University is contracting hereunder).  Any certificates or other instruments representing the Payment Shares will bear the following legend upon the original issuance and until the legend is no longer required under applicable requirements of the U.S. Securities Act and applicable U.S. state securities laws:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U. S. SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, EXCHANGED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, EXCEPT: (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURTITIES ACT; PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C) OR (D) HEREOF, THE HOLDER HAS, PRIOR TO SUCH TRANSFER, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE CORPORATION.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE 'GOOD DELIVERY' IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

provided that if any of the Payment Shares are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S, and in compliance with applicable local laws and regulations, and the Company was a "foreign issuer" (as defined in Rule 902 of Regulation S) at the time of issuance of the Payment Shares, the legend may be removed from such Shares by providing a declaration to the registrar and transfer agent of the Company, in substantially the form set forth as Appendix "A" attached hereto (or in such other forms as the Company may prescribe from time to time) and, if requested by the Company or the transfer agent, an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Company and the transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided, further, that, if any Payment Shares are being sold otherwise than in accordance with Regulation S and other than to the Company, the legend may be removed by delivery to the registrar and transfer agent and the Company of an opinion of counsel of recognized standing, in form and substance reasonably satisfactory to the Company, that such legend is no longer required under applicable requirements of the U.S. Securities Act or applicable U.S. state securities laws.

b.  Any certificates or other instruments representing the Payment Shares will also bear the following legend upon the original issuance:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS FOUR MONTHS PLUS ONE DAY AFTER THE DATE OF DISTRIBUTION]."

c.  In addition to the resale restrictions pursuant to applicable securities, the Payment Shares will be subject to a voluntary restriction on resale lasting five (5) years.  The University agrees that the Company shall, in addition to other legends that may be applied pursuant to applicable laws or the policies of a stock exchange upon which the Company's Shares are listed, affix a legend indicating that the resale of the Shares is restricted as contemplated in this Agreement.  For greater certainty, any certificates or other instruments representing the Payment Shares distributed to the University pursuant to this Agreement shall bear the following legend:

"THE SECURITIES REPRESENTED HEREBY SHALL NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE TRADED BEFORE [INSERT DATE THAT IS FIVE YEARS AFTER THE DATE OF DISTRIBUTION]."

5. PRIVACY LEGISLATION.

The University and the University acknowledge and consent to the collection and retention by the Company of certain information, including personal information, regarding the University and this Agreement, including the University's and University's name, address, telephone number and email address, the number of Shares issued to the University, and any control persons of the University.  The University acknowledges and agrees that this information will be retained on the share register of the Company which may be available for inspection by the public.  The University further consents and agrees to the release of this information to the securities and corporate regulatory authorities as required by law and regulatory policies, and to any stock exchange on which the Company may be listed.

6. FINANCIAL INFORMATION.

The Company shall maintain its profile on SEDAR.com in compliance with applicable securities laws, including the posting of audited annual financial statements and interim statements as required by National Instrument 51-102 Continuous Disclosure Requirements of the Canadian Securities Administrators.

7. CERTAIN COVENANTS.

a. Notice of Certain Events.  The Company agrees to provide the University with at least twenty (20) days' prior written notice of the reasonably anticipated closing date for (i) any and all merger, consolidation or restructuring transactions involving the Company or any of its Affiliates, (ii) any sale of all or substantially all of the assets of the Company and its Affiliates, taken as a whole, (iii) any license of all or substantially all of the assets of the Company and its Affiliates, taken as a whole, or (iv) any issuance of stock of the Company or its Affiliates, or any rights to acquire stock of the Company or any of its Affiliates, or any related series of issuances, pursuant to which persons or entities will acquire or have the right to acquire forty percent (40%) or more of the stock or interests, or voting rights, of the Company or any Affiliate.

8. GENERAL PROVISIONS

a. Time will be of the essence of this Agreement.

b. The Company and the University will execute such further assurances and other documents and instruments and will do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

c. The headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

d. The provisions herein contained constitute the entire agreement between the parties and supersede all previous understandings, communications, representations and agreements, whether written or verbal, between the parties with respect to the subject matter of this Agreement.

e. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

f. This Agreement may be executed in any number of counterparts with the same effect as if all the parties to this Agreement had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

g. A facsimile or e-mail copy of this Agreement executed by all parties hereto in counterpart or otherwise, will be deemed to be a valid and binding agreement and accepted as an original Agreement until such time as each of the parties has an originally executed Agreement in its possession.

h. This Agreement will enure to the benefit of and be binding upon each of the parties and their respective heirs, executors, administrators, successors and assigns, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Equity Rights Agreement as of the Effective Date.

THE BOARD OF TRUSTEES	Bright Minds Biosciences Inc.
OF THE UNIVERSITY OF ILLINOIS

By: "Avijit Ghosh" Avijit Ghosh, Interim Comptroller	By: "Ian McDonald"

"Suseelan Pookote" Signature of Comptroller Delegate	Ian McDonald, President & CEO Printed Name/Title

Suseelan Pookote, Director UIC-OTM Printed Name and Title of Comptroller Delegate

Appendix "A"
Form of Declaration for Removal of Legend

TO: Bright Minds Biosciences Inc. (the "Company")

AND TO: Registrar and transfer agent for the Common Shares of the Company

The undersigned (A) acknowledges that the sale of the ____________common shares in the capital of the Company represented by certificate number _______________ or held in Direct Registration System (DRS) account number _______________, to which this declaration relates, is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and (B) certifies that (1) the undersigned is not an "affiliate" (as defined in Rule 405 under the U.S. Securities Act) of the Company (except solely by virtue of being an officer or director of the Company) or a "distributor", as defined in Regulation S, or an affiliate of a "distributor"; (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of the Canadian Securities Exchange or a designated offshore securities market within the meaning of Rule 902(b) of Regulation S under the U.S. Securities Act, and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller nor any affiliate of the seller nor any person acting on their behalf has engaged in any directed selling efforts in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of "washing off" the resale restrictions imposed because the securities are "restricted securities" (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act); (5) the seller does not intend to replace the securities sold in reliance on Rule 904 of Regulation S under the U.S. Securities Act with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or a scheme to evade the registration provisions of the U.S. Securities Act. Unless otherwise specified, terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Dated:  ____________________________

X _________________________________________
Signature of individual (if Seller is an individual)

X _________________________________________
Authorized signatory (if Seller is not an individual)

___________________________________________
Name of Seller (please print)

___________________________________________
Name of authorized signatory (please print)

___________________________________________
Official capacity of authorized signatory (please print)

Affirmation by Seller's Broker-Dealer
(Required for sales pursuant to Section (B)(2)(b) above)

We have read the representations of our customer ____________________ (the "Seller") contained in the foregoing Declaration for Removal of Legend, dated _____________, 20__, with regard to the sale, for such Seller's account, of _________________ common shares (the "Securities") of the Company represented by certificate number ______________ or held in Direct Registration System (DRS) account number _______________.  We have executed sales of the Securities pursuant to Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), on behalf of the Seller.  In that connection, we hereby represent to you as follows:

(1) no offer to sell Securities was made to a person in the United States;

(2) the sale of the Securities was executed in, on or through the facilities of the Toronto Stock Exchange, the Canadian Securities Exchange or another designated offshore securities market (as defined in Rule 902(b) of Regulation S under the U.S. Securities Act), and, to the best of our knowledge, the sale was not pre-arranged with a buyer in the United States;

(3) no "directed selling efforts" were made in the United States by the undersigned, any affiliate of the undersigned, or any person acting on behalf of the undersigned; and

(4) we have done no more than execute the order or orders to sell the Securities as agent for the Seller and will receive no more than the usual and customary broker's commission that would be received by a person executing such transaction as agent.

For purposes of these representations: "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the undersigned; "directed selling efforts" means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Securities (including, but not be limited to, the solicitation of offers to purchase the Securities from persons in the United States); and "United States" means the United States of America, its territories or possessions, any State of the United States, and the District of Columbia.

Legal counsel to the Company shall be entitled to rely upon the representations, warranties and covenants contained herein to the same extent as if this affirmation had been addressed to them.

Dated ______________________, 20______

_________________________________________
Name of Firm

By:  _____________________________________
Authorized Signatory